Exhibit 4.4
PRISMA ENERGY INTERNATIONAL INC.
2004 Stock Incentive Plan
Effective as of September 30, 2004
(As Amended August 18, 2005)

PRISMA ENERGY INTERNATIONAL INC.
2004 STOCK INCENTIVE PLAN
Preamble. The Prisma Energy International Inc. 2004 Stock Incentive Plan (the “Plan”) and certain awards to be granted thereunder were approved by the Compensation Committee of the Board of Directors of Prisma Energy International Inc. (the “Company”) on September 15, 2004 and by Enron Corp.’s Board of Directors on September 30, 2004. In light of the subsequent enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the granting of such awards was deferred pending further guidance, which was issued in the form of Internal Revenue Service Notice 2005-1. The Plan is now redesigned to be exempt from Section 409A of the Code in accordance with such guidance and where in doubt shall be construed to be so exempt. As such, this Plan is approved by the Company as of the date hereof with such changes as contemplated by the prior approval of Enron Corp.’s Board of Directors to conform with changes in law and as permitted by the transition guidance applicable to Section 409A of the Code. As of the date hereof, the Company is no longer subject to Section 162(m) of the Code as it had been at the time of the Plan’s original adoption.
     1. Purpose. The Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as officers, directors and key employees of the “Company” and its subsidiaries and affiliates, by providing them with appropriate incentives and rewards in the form of rights to earn shares of ordinary shares of the Company (“Common Stock”) to be authorized and issued to creditors pursuant to the Plan of Reorganization (as defined below) on the premise that 40,000,000 such shares of Common Stock will be issued to creditors, as described herein.
     2. Definitions. A listing of the defined terms utilized in the Plan is set forth in Appendix A.
     3. Effective Date and Terms of Plan. The Plan is subject to the approval of (i) the shareholders of the Company and (ii) an independent committee of the board of directors of Enron Corp. or those directors of the board of directors of Enron Corp., in either case, constituting an independent “compensation committee” within the meaning of Treasury Regulation Section 1.162-27(c)(4) under Section 162(m) of the Code (the “Approving Committee”). The term of the Plan is ten (10) years from such approval of the Plan.
     4. Administration.
          (a) Committee. The Plan will be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board of Directors”) from among its members (which may be the Compensation Committee or the Board) and shall be comprised, unless otherwise determined by the Company’s Board of Directors, solely of not less than two (2) members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code; provided, however, that prior to a Distribution Date, the Committee shall mean the foregoing and the Approving Committee.
          (b) Authority. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and, in its sole discretion, to make such determinations, valuations and interpretations and to take such action in connection with the Plan and any Awards (as hereinafter defined) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.
          (c) Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated, except in circumstances involving his or her bad faith or willful misconduct. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, or of a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.
          (d) Delegation and Advisers. The Committee may delegate to one or more of its members, or to one or more employees or agents, including the Compensation Committee of the Company prior to a Distribution Date (as defined in Section 19), such duties and authorities as it may deem advisable including the authority to make grants as permitted by applicable law, and the Committee, or any person to whom it has delegated duties or authorities as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.
     5. Type of Awards. Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Restricted Stock Awards, (d) Stock Units, and (e) Cash Awards (each as described below, and collectively, the “Awards”). Awards may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 14 hereof.
     6. Participants. Participants will consist of (i) such officers and key employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan and (ii) each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries (a “Non-Employee Director”). Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards.
     7. Grant Agreements.
          (a) Awards granted under the Plan shall be evidenced by an agreement (“Grant Agreement”) that shall provide such terms and conditions, as determined by the Committee in its sole discretion, provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail. The Grant Agreement will determine the effect on an Award of the disability, death, retirement, involuntary termination, termination for cause or other termination of employment of a participant and the extent to which, and the period during which, the participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder.
          (b) Subject to Section 14(e), the Committee, in its sole discretion, may modify a Grant Agreement provided any such modification will not materially adversely affect the economic interests of the participant, unless the Committee shall have obtained the written consent of the participant.
          (c) Grant Agreements under the Plan need not be identical.
     8. Stock Options.
          (a) Generally. The Committee may grant, in its discretion, awards of stock options that will enable the holder to purchase a number of shares of Common Stock from the Company, at set terms (a “Stock Option”). Stock Options may be incentive stock options (“Incentive Stock Options”), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”). The Committee will have the authority to grant to any participant one or more Incentive Stock Options and/or Nonqualified Stock Options. Each Stock Option shall be subject to such terms and conditions, including vesting, consistent with the Plan as the Committee may provide in the Grant Agreement, subject to the following limitations:
          (b) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine in the Grant Agreement, but such exercise price may not be less than “Fair Market Value” (as defined in Section 8(g) below), except as provided in Section 1 l(c).
          (c) Payment of Exercise Price. The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, provided such shares have been held for at least six (6) months and the Participant provides the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms consistent with applicable law and the purpose of the Plan.
          (d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee in the Grant Agreement.
          (e) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or of a “Parent Corporation” or “Subsidiary Corporation” (as defined in Sections 424(e) and (f) of the Code, respectively) at the date of grant. The aggregate “Fair Market Value” (as defined and determined as of the time the Stock Option is granted in accordance with Section 8(g) below) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten (10) years after the date it is granted.
          (f) Additional Limitations on Incentive Stock Options for Ten Percent Shareholders. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.
          (g) Fair Market Value. For purposes of this Plan and any Awards granted hereunder, “Fair Market Value” shall be the closing price of the Company’s Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Company’s Common Stock is readily tradable on a national securities exchange or other market system, and if the Company’s Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.
     9. Stock Appreciation Rights.
          (a) Generally. At any time after the Distribution Date (as defined in Section 19) that the Common Stock is traded on an established securities market, the Committee may, in its discretion, grant stock appreciation rights with respect to Common Stock (“Stock Appreciation Rights”), including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in Common Stock of an amount equal to the excess of (i) the Fair Market Value of a share of Common Stock on the date the right is exercised over (ii) the Fair Market Value of a share of Common Stock on the date the right is granted, all as determined by the Committee. Each Stock Appreciation Right shall be subject to such terms and conditions, including vesting, as the Committee shall impose in the Grant Agreement.
          (b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee in the Grant Agreement.
     10. Restricted Stock Awards.
          (a) Generally. At any time after the Distribution Date, the Committee may, in its discretion, grant Awards of Common Stock, subject to restrictions determined by the Committee (a “Restricted Stock Award”). Such Awards may include mandatory payment of any bonus in stock consisting of Common Stock issued or transferred to participants with or without other payments therefor and may be made in consideration of services rendered to the Company or its subsidiaries or affiliates. A Restricted Stock Award shall be construed as an offer by the Company to the participant to purchase the number of shares of Common Stock subject to the Restricted Stock Award at the purchase price, if any, established therefor.
          (b) Payment of the Purchase Price. If the Restricted Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Restricted Stock Award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a Stock Option, provided that any shares of Common Stock used as payment shall have been held by the participant for at least 6 months.
          (c) Restrictions. Restricted Stock Awards shall be subject to such terms and conditions, including without limitation time based vesting and/or performance based vesting as described in Section 14 hereof, restrictions on the sale or other disposition of such shares, and/or the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods, as the Committee determines appropriate. Vesting may be time based or performance based. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.
          (d) Rights as a Shareholder. The Restricted Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Restricted Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.
     11. Common Stock Available Under the Plan.
          (a) Basic Limitations. The aggregate number of shares of Common Stock that may be subject to Awards shall be 4,000,000, subject to any adjustments made in accordance with Section 17 hereof. The maximum number of shares of Common Stock that may be the subject of an Award with respect to any individual participant under the Plan during the term of the Plan shall not exceed 2,000,000 (subject to adjustments made in accordance with Section 17 hereof).
          (b) Additional Shares. Any shares of Common Stock subject to a Stock Option or Stock Appreciation Right which for any reason is cancelled or terminated without having been exercised, or any shares of Common Stock subject to Restricted Stock Awards or Stock Units which are forfeited, and any shares delivered to the Company as part or full payment for the exercise of a Stock Option or, to the extent the Committee determines that the availability of Incentive Stock Options under the Plan will not be compromised, to satisfy the Company’s withholding obligation with respect to an Award granted under this Plan as payment of a withholding obligation, shall again be available for Awards under the Plan under 1l(a). The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Common Stock subject to Awards but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which Awards (including the maximum number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights) that may be granted to any individual participant under the Plan.
          (c) Acquisitions. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding grants or awards of options, restricted stock or other equity-based compensation pertaining to such business may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee determines, including granting of Stock Options or Stock Appreciation Rights with an exercise price below Fair Market Value at the date of the replacement grant. For vesting purposes, the date of any such grant or award shall relate back to the date of the initial grant or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its subsidiaries or affiliates for purposes of such grant or award.

     12. Stock Units.
          (a) Generally. The Committee may, in its discretion, grant “Stock Units” (as defined in subsection (c) below) to participants hereunder. Stock Units may be subject to such terms and conditions, including time based vesting and/or performance based vesting as described in Section 14 hereof, and substantial risk of forfeitures including the occurrence of a Liquidity Event as defined in Section 19 hereof, as the Committee determines appropriate. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the Grant Agreement shall specify, but in no event prior to a Distribution Date (as defined in Section 19). Shares of Common Stock issued pursuant to this Section 12 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined in subsection (c) below).
          (b) Settlement of Stock Units. Shares of Common Stock representing the Stock Units shall be distributed to the participant upon settlement of the Award pursuant to the Grant Agreement.
          (c) Definitions. A “Stock Unit” means a notional account representing one (1) share of Common Stock. A “Dividend Equivalent Right” means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units, in the discretion of the Committee.
     13. Cash Awards.
          (a) Generally. The Committee may, in its discretion, grant “Cash Awards” (as defined in subsection (c) below) to participants hereunder. Cash Awards may be subject to such terms and conditions, including but not limited to performance hurdles and time based vesting and/or performance based vesting as described in Section 14 hereof, as the Committee determines appropriate. Cash Awards may be made in tandem or integrated with any other Award.
          (b) Settlement of Cash Awards. A Cash Award shall be settled as soon as practicable after vesting but no later than the date which is the later of 2 1/2 months from the end of (a) the participant’s or (b) the service recipient’s (i.e., the participant’s employer) first taxable year after such vesting; provided, however, that a Cash Award granted by the Committee may provide for payment in shares of Common Stock in which case such Cash Award shall be subject to Section 19 and the substantial risk of forfeiture provided therein.
          (c) Definition. A “Cash Award” means any award denominated in a Grant Agreement as a cash award. Such denomination may include but is not limited to a fixed or variable amount expressed as dollars, units, or any other denomination as set forth in the applicable grant award.

     14. Performance-Based Awards.
          (a) Generally. Any Award granted under the Plan may be granted in a manner such that the Award qualifies for the performance-based compensation exemption of Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion either the vesting and/or payment of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. In accordance with regulations promulgated under Section 162(m) of the Code, any Stock Option granted with an exercise price equal to Fair Market Value at date of grant shall be deemed a Performance Based Award.
          (b) Business Criteria. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales growth; (iv) market share; (v) operating profit; (vi) earnings before interest and taxes (EBIT); (vii) earnings before interest, taxes, depreciation and amortization (EBITDA); (viii) gross margin; (iv) expense targets; (x) working capital targets relating to inventory and/or accounts receivable; (xi) operating margin; (xii) return on equity; (xiii) return on assets; (xiv) planning accuracy (as measured by comparing planned results to actual results); (xv) market price per share; (xvi) total return to stockholders, (xvii) cash flow and/or cash flow return on equity, (xviii) recurring after-tax net income, (xix) gross revenues and (xx) Return on Invested Capital. Return on Invested Capital shall mean Free Cash Flow as a percentage of the Company’s book value as defined by the Committee. Free Cash Flow shall have the meaning established by the Committee as determined at or prior to the time of grant of any Award. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria.
          (c) Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of vesting of Awards or compensation payable (including the number of shares to be awarded) to a participant if such performance goals are obtained and (ii) the individual employees or class of employees to which such performance goals shall apply, in each case no later than ninety (90) days after the commencement of the applicable performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed).
          (d) Certification of Performance. No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

          (e) Modification of Performance-Based Awards. Subject to Section 17(b), with respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder upon the attainment of such performance goal (in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder). Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock or cash granted or the number of shares of Common Stock vested upon the attainment of such performance goal.
     15. Grants to Directors. On July 1 of each year commencing July 1, 2005, each Non-Employee Director then serving in such capacity, shall be granted by the Committee an Award in Stock Units of twenty-five percent (25%) of his or her total annual compensation (in replacement of compensation payable in cash). Such Awards shall be subject to the terms and conditions set forth in Section 19.
     16. Foreign Laws. The Committee may grant Awards to individual participants who are subject to the tax laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 16 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.
     17. Adjustment Provisions.
          (a) Adjustment Generally. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividends or other changes in capital structure other than dividends or distributions to be made to Enron Corp. or its successors and/or affiliates by the Company from cash generated from the Company as determined by Enron Corp., in the sole discretion of the Committee, an adjustment may be made as provided below in (b) to each outstanding Award.
          (b) Modification of Awards. In the event (1) of any change or distribution described in subsection (a) above or (2) the assets contributed to the Company (the “Contributed Assets”) pursuant to the Fifth Amended Joint Plan of Affiliated Debtors In Re Enron Corp. et al. (the “Plan of Reorganization”) differ materially in form or amount from the assets assumed to be contributed to the Company incorporated in the valuation approved by the Committee for the purpose of the Committee determining the amount of the initial Awards to be granted under the Plan (the “Assumed Assets”) such that the Committee determines in its sole discretion that Award in question is materially affected in value, then in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee will have authority to adjust at the time of the initial distribution of Common Stock to creditors in accordance with the Plan of Reorganization (the “Share Distribution”), and in the case of clause (2) above, shall adjust, in an equitable manner, the Awards issued under the Plan and the exercise price applicable to outstanding Awards to reflect the Fair Market Value of Common Stock at the time the Awards were granted based on the Contributed Assets and not the Assumed Assets and the aggregate number of shares of Common Stock distributed pursuant to the Share Distribution (but in no event shall such adjustment increase initial grants taken as a whole in excess of two percent (2%) of Shares outstanding after distribution to creditors); provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award based in the case of (2) above, on the Assumed Assets, it being understood that any such adjustment under clauses (1) and (2) above is intended to comply with Section 162(m) of the Code and the regulations thereunder; provided, further, that no adjustment under this Plan shall result in Awards granted under this Plan to exceed 10% of the Common Stock to be issued pursuant to the Plan of Reorganization or 2% of such amount on an annual basis. Appropriate adjustments may also be made by the Committee to reflect such changes or distributions, in the terms of outstanding Awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such adjustment to a Performance-Based Award shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, in each case subject to ongoing compliance of Performance Awards with Section 162(m) of the Code. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code.
     18. Nontransferability, Title and Other Restrictions. Except as otherwise specifically provided by the Committee in a grant Agreement or modification of a Grant Agreement that provides for transfer, each Award granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Award granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in the Grant Agreement at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution.
     19. Distribution Date and Restrictions on Settlement of Awards and Issuance of Common Stock. For purposes of this Plan and any Awards hereunder, (A) the “Distribution Date” shall mean the date the Company’s Common Stock is first distributed to creditors pursuant to the Share Distribution and (B) a “Liquidity Event” shall mean the earlier of a Distribution Date or a Change in Control unless defined by the Grant Agreement as solely a Distribution Date. The occurrence of a Liquidity Event is intended to constitute a condition related to the purpose of Awards under the Plan that subjects such Awards to a substantial risk of forfeiture under Section 409A of the Code in addition to other substantial risks of forfeiture under the Grant Agreements, including but not limited to time based and/or performance based vesting conditions. All vested Stock Units and Cash Awards, as applicable, shall be settled or, as provided in the Grant Agreement, cancelled, as soon as practicable after a Liquidity Event but no later than the date which is the later of 2 1/2 months from the end of (a) the participant’s or (b) the service recipient’s (i.e., the participant’s employer) first taxable year after a Liquidity Event. Any unvested Stock Units and Cash Awards, as applicable, that vest after a Liquidity Event shall be settled as soon as practicable after vesting but no later than the date which is the later of 2 1/2 months from the end of (a) the participant’s or (b) the service recipient’s (i.e., the participant’s employer) first taxable year after such vesting. Notwithstanding anything in the Plan to the contrary, in the event any Awards are granted prior to the Distribution Date such Awards may not be settled in Common Stock until such Distribution Date.
     20. Acceleration of Awards.
          (a) In order to preserve a participant’s rights under an Award in the event of a Change in Control of the Company or in the event of a fundamental change in the business condition or strategy of the Company, the Committee, in its sole discretion, may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon such event and as if Common Stock had been distributed to creditors pursuant to the Plan of Reorganization, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect such event, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other adjustments in the Award as the Committee may consider equitable to the participant and in the best interests of the Company. Further, any Award shall be subject to such conditions as necessary to comply with federal and state securities laws, the performance based exception of Section 162(m) of the Code, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Plan.
          (b) A “Change in Control” shall be mean any of the following events:
               (i) Any person (as such term is used in Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as determined pursuant to Rule 14d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

               (ii) During any period of two (2) consecutive years (not including any period prior to the execution of this Plan), individuals who at the beginning of such period constitute the members of the Board of Directors and any new director, whose election to the Board of Directors or nomination for election to the Board of Directors by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or
               (iii) The Company shall merge with or consolidate into any other corporation or entity, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) The stockholders of the Company approve and effect a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     Notwithstanding any of the foregoing, a Share Distribution or distribution of shares to the “operating trust” pursuant to the Fifth Amended Joint Plan of Affiliated Debtors In Re Enron Corp. et al. shall not constitute a Change in Control.
     21. Withholding. All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation or entity that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation or entity shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at minimum statutory withholding rates.
     22. Employment. A participant’s right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

     23. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
     24. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     25. Duration, Amendment and Termination. No Award shall be granted more than ten (10) years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of shares of Common Stock that may be delivered through Incentive Stock Options under the Plan or increase the aggregate number of shares of Common Stock that may be subject to Awards under the Plan; (iii) increase the maximum amount which can be paid to an individual participant under the Plan as set forth in Section 11(a) hereof; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.
     26. Governing Law. This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Cayman Islands.
     Executed as of the 9th day of December, 2005

PRISMA ENERGY INTERNATIONAL INC.
By:	/s/ Ron W. Haddock
Chief Executive Officer

Index of Defined Terms

Section
Term	Where Defined

Approving Committee	3
Assumed Assets	17(b)
Awards	5
Board of Directors	4(a)
Cash Award	13(c)
Change in Control	20(b)
Code	Preamble
Committee	4(a)
Common Stock	1
Company	1
Contributed Assets	17(b)
Distribution Date	19
Dividend Equivalent Right	12(c)
Effective Date	3
Exchange Act	4(a)
Fair Market Value	8(g)
Grant Agreement	7
Incentive Stock Options	8(a)
Liquidity Event	19
Non-Employee Director	6
Nonqualified Stock Options	8(a)
Parent Corporation	8(e)
Performance-Based Awards	14(a)
Plan	Preamble
Plan of Reorganization	17(b)
Restricted Stock Award	10(a)
Share Distribution	17(b)
Stock Appreciation Rights	9(a)
Stock Option	8(a)
Stock Unit	12(c)
Subsidiary Corporation	8(e)

Amendment to the
Prisma Energy International Inc. 2004 Stock Incentive Plan.
     Pursuant to the authority granted in Section 25 of the Prisma Energy International Inc. 2004 Stock Incentive Plan (the “Plan”), and with respect to item 3 below, the acknowledgment of the affected participants, the Plan is hereby amended as follows:
     1. Section 4(a) of the Plan is amended to delete the last proviso thereof.
     2. Section 3 of the Plan is amended to delete the defined term “Approving Committee”.
     3. The last paragraph of Section 20(b) defining “Change in Control” is revised to read in its entirety as follows:
     Notwithstanding any of the foregoing, neither (i) a Share Distribution or distribution of shares to the “operating trust” pursuant to the Fifth Amended Joint Plan of Affiliated Debtors In Re Enron Corp. et al., nor (ii) the acquisition by Ashmore Energy International Limited (“AEI”) of the “initial shares” at the “initial closing” pursuant to the share purchase agreement between AEI, as purchaser, and Enron Corp and its affiliates as sellers (the “Share Purchase Agreement”), shall constitute a Change in Control; provided, however, that the acquisition by AEI after the initial closing of the remainder of the Company’s shares on the second closing date pursuant to the Share Purchase Agreement shall constitute a Change in Control.
     This amendment shall be effective as of the 22nd day of May, 2006.

/s/ Robert W. Jones
On behalf of the Approving Committee of the Prisma Energy International Inc. 2004 Stock Incentive Plan